77C) Submission of Matters for a Vote of Security Holders

      On December 22, 2005, a Special Meeting of Shareholders of the Core Stock Fund was held in order to approve a new Sub-Advisory Agreement between the Fund's investment advisor and Davis Selected Advisers, L.P. The results of the shareholder vote are as follows:

            For                       Against                     Abstain
            ---                       -------                     -------
      11,987,410.317                27,652.718                  200,439.782